EXHIBIT 2.1

SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“Amendment”), dated as of February 28, 2013, is by and among Carrollton Bancorp (“Carrollton”), a Maryland corporation, Jefferson Bancorp, Inc. (“Jefferson”), a Delaware corporation, and Financial Services Partners Fund I, LLC, a Delaware limited liability company (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger dated as of April 8, 2012, amended as of May 7, 2012 (“Agreement”);

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1.     Amendments.

(a)	Section 1.01 is hereby amended by adding the following new definition:

“‘FRB Approval’ means approval by the FRB of the H-(e)1 application filed by FSPF, Hovde Acquisition I, LLC, Hovde Private Equity Advisors LLC and Carrollton on June 6, 2012, as amended and supplemented, related to the acquisition of Carrollton and for Carrollton to become a savings and loan holding company.”

(b)	Section 9.01(c) is hereby deleted and replaced in its entirety with the following:

“Delay.  At any time prior to the Effective Time, upon written notice given by Carrollton or Jefferson, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that (i) FRB Approval has not been obtained by March 15, 2013 or (ii) FRB Approval is received by March 15, 2013, and the Parent Merger is not consummated by April 19, 2013 (whichever may be applicable, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to a party if the failure of the Parent Merger then to be consummated arises out of or results from the action or inaction, in breach of the obligation in Section 7.01, of the party seeking to terminate the Agreement.”

(c)	The phrase “as may be extended pursuant to Section 9.01(c)” is hereby deleted from Section 2.04.

SECTION 2.     Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 3.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.  Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to have the same effectiveness as if they are original signatures for all purposes.

SECTION 4.     Capitalized Terms. Unless otherwise provided, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to Agreement and Plan of Merger as of the date first above written.

CARROLLTON BANCORP

By:	/s/ Robert A. Altieri
	Name:	Robert A. Altieri
	Title:	President and Chief Executive Officer

JEFFERSON BANCORP, INC.

By:	/s/ Kevin B. Cashen
	Name:	Kevin B. Cashen
	Title:	President and Chief Executive Officer

FINANCIAL SERVICES PARTNERS FUND I, LLC

By: Hovde Acquisition I LLC,
its Managing Member

By:	/s/ Richard J. Perry, Jr.
	Name:	Richard J. Perry, Jr.
	Title:	Managing Member

Signature Page to Second Amendment to Agreement and Plan of Merger